PRESS RELEASE

                                              Contacts:
                                              Bryan Sanchez, Investor Relations
Seven Seas Petroleum                          Seven Seas Petroleum Inc.
       Logo                                   713-622-8218
                                              www.sevenseaspetro.com


FOR IMMEDIATE RELEASE

           Seven Seas Provides Update on Guaduas Oil Field Production


May 2, 2002 - HOUSTON, TEXAS - Seven Seas Petroleum Inc. (AMEX: "SEV") announced that Guaduas Oil Field gross production averaged approximately 8,200 barrels per day (3,800 net to Seven Seas) during April 2002. Daily gross production is currently around 7,500 barrels per day (3,500 net). Production continues to fluctuate and to be curtailed as a result of high gas-oil ratios in certain wells.

     Seven Seas believes that gross production from existing wells will start to increase when gas injection facilities are completed, now anticipated to be later this month. The later completion date is the result of delays in the deliveries of the compressors. The Company is studying whether some of the electronic submersible pumps in existing wells must be reconfigured before gross production rates from existing wells can reach the projected pre-curtailment rates. These results may not be known for several months. The Company does not believe that the current gas-oil ratio problems will negatively affect proved reserves. Notwithstanding the curtailment, Seven Seas believes that at present oil prices revenues from current levels of production will continue to exceed operating expenses, general and administrative costs and debt interest payments.

     The Company expects to have results from the sixth Guaduas Oil Field development well, the Tres Pasos 7-W, within the next two weeks.

     Seven Seas Petroleum Inc. is an independent oil and gas exploration and production company operating in Colombia, South America. The Company's primary emphasis is on the development and production of the Guaduas Oil Field and exploration of the Subthrust Dindal Prospect, both of which are located in Colombia's prolific Magdalena Basin.

Statements regarding anticipated oil and gas production and other oil and gas operating activities, including the costs and timing of those activities, are "forward looking statements" within the meaning of the Securities Litigation Reform Act. The statements involve risks that could significantly impact Seven Seas Petroleum Inc. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks discussed in detail in the Seven Seas Petroleum Inc.'s filings with the U.S. Securities and Exchange Commission.

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